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AGREEMENT

	This Agreement, entered into as of January 16, 1997, by and among RW Power Partners, L.P., a Delaware limited partnership ("RW Power"), Ridgewood Electric Power Trust I, a Delaware business trust signing as the general partner of RW Power ("Ridgewood Trust"), and Virginia Electric and
Power Company, a Virginia public service company ("Virginia Power"), providers as follows:

RECITALS

	1.	Virginia Power entered into a contract with WE GEN
Inc., effective February 20, 1992 (the "PPA"), for the purchase and sale of the electrical output from an electric generating facility with a nameplate rating of 2900 kilowatts to be located near South Boston in Halifax County, Virginia (the "Facility").

	2.	On October 16, 1992, WE GEN Inc. assigned to RW
Power, and RW Power assumed, the rights, duties and obligations of WE GEN Inc. under the PPA.

	3.	On July 5, 1995, Virginia Power purported to
cancel the PPA based on RW Power's alleged breach of contract.

	4.	Thereafter, on July 24, 1995, RW Power initiated
an action in the United States District Court for the Eastern District of Virginia (the "District Court") seeking a declaratory judgment and other relief as might be appropriate, alleging Virginia Power's purported cancellation of the PPA was not authorized by the PPA and therefore was not effective (the "Lawsuit").

	5.	Virginia Power and RW Power now wish to cause the
Lawsuit to be dismissed, in consideration of which they mutually agree to terminate the PPA and to forgo their respective rights and obligations under the PPA with respect to performance not yet due thereunder. RW Power and Ridgewood Trust also make certain covenants respecting the future use and operation of the Facility, in consideration of which and conditioned on RW Power's and Ridgewood Trust's adherence to which, Virginia Power agrees to pay RW Power the sum of $3,750,000, all as provided hereinbelow.

	NOW THEREFORE, the parties hereto, for good and valuable consideration exchanged, the receipt of which is hereby acknowledged, agree as follows:

ARTICLE I

	The parties will instruct their counsel to endorse a proposed order, in form as attached hereto as Exhibit A (the "Dismissal Order"), and present it to the District Court for entry. Thereafter, the parties shall take, or cause to be taken, such further actions as may be reasonably necessary to cause the District Court to enter the Dismissal Order. Each party shall bear its own counsel fees and costs with respect to the Lawsuit and efforts required to obtain entry of the Dismissal Order.
ARTICLE II

	The PPA shall be terminated effective as of the date that the Dismissal Order is entered (the "Effective Date"). Thereafter, neither Virginia Power nor RW Power shall have any obligation to the other with respect to any performance or obligations under or in connection with the PPA that shall be executory as of the Effective Date, except that RW Power shall continue to have the obligation to indemnify Virginia Power as required by Article II of EXHIBIT B, General Terms and Conditions of the PPA, for matters that occurred before the Effective Date. Except as otherwise expressly provided herein, any unpaid amounts that Virginia Power or RW Power may owe each other with respect to performance received pursuant to, or obligations arising under or in connection with, the PPA prior to the Effective Date shall be payable in accordance with the terms of the PPA and shall not be deemed to be waived, discharged or released by or as a result of this Agreement. Except for those obligations expressly reserved herein, Virginia Power and RW Power hereby waive, discharge and release any and all rights and claims each may have against the other as of the Effective Date in connection with the PPA or the performance or breach thereof, including but not limited to any obligation of RW Power to refund the excess of levelized capacity payments over non-levelized capacity payments which is attributable to the early termination of the PPA, and the matters that were the subject of the Lawsuit, whether known or unknown, whether in contract, tort or otherwise, and whether at law or in equity.

ARTICLE III

	RW Power and Ridgewood Trust covenant as follows:

	(a)	From and after the Effective Date, and not
withstanding any other legal right or entitlement which RW Power may have, RW Power shall not offer to sell or otherwise tender to Virginia Power, or otherwise demand that Virginia Power purchase, accept or pay for, any electrical energy or capacity (or both) of the Facility (other than in response to specific requests or offers of Virginia Power made after the Effective Date or pursuant to other arrangements which are satisfactory to Virginia Power in its sole discretion).

	(b)	From and after the Effective Date, RW Power will
not deliver any electrical energy from the Facility to the Virginia Power transmission system except as may be permitted by paragraph (c) below. RW Power may, however, operate the Facility for the purposes of carrying on non-generating activities and may generate electrical energy in sufficient quantities to meet the parasitic load of the Facility.

	(c)	RW Power shall not sell, or offer to sell,
electrical energy or capacity (or both) produced from the Facility to any person or entity except an investor-owned utility that purchases such electricity for resale, on a wholesale or retail basis, to customers for and use in areas outside of those areas of Virginia or North Carolina served, directly or indirectly, by Virginia Power transmission or distribution facilities (i.e., outside the "Virginia Power Control Area"). Nothing herein shall be deemed to prohibit any sale by RW Power of electricity to an investor-owned electric utility that may be interconnected with Virginia Power, including such utilities that from time to time may sell electricity for end use within the Virginia Power Control Area, so long as such sales are not in furtherance of particular transactions for resale of such electricity for and use within the Virginia Power Control Area.

	(d)	Virginia Power may disconnect the Facility from
the Virginia Power transmission system, and any contracts between Virginia Power and RW Power respecting such interconnection and related services shall be terminated.
RW Power shall not request, and Virginia Power shall have no obligation to respond to a request by RW Power, that the Facility be reconnected to the Virginia Power transmission system except to facilitate a transaction permitted pursuant to (c) above and then only after Virginia Power and RW Power shall have executed and delivered such interconnection and transmission services agreement(s) as are customary.

	(e)	In order to obtain for Virginia Power the
continued benefits of this Agreement:

(i)	Ridgewood Trust agrees it will not directly or
indirectly sell or otherwise transfer, whether voluntarily or involuntarily, or permit to be transferred to any other person or entity any of its general partnership interests in RW Power or any controlling interest in Ridgewood Trust unless
Ridgewood Trust obtains from such transferee a covenant expressly for the benefit of Virginia
Power that such transferee will be bound by and liable for the breach of this Agreement;

(ii)	RW Power agrees it will not (and Ridgewood
Trust agrees not to permit RW Power to) take on any additional or replacement general partner in RW Power, or directly or indirectly transfer, whether voluntarily or involuntarily, or permit to be transferred to any other person or entity ownership or control of RW Power, in whole or in part, unless RW Power obtains from such general partner or transferee a covenant expressly for the benefit of Virginia Power that such general partner or transferee will be bound by and liable for the breach of this Agreement;

(iii)	RW Power agrees it will not (and
Ridgewood Trust agrees not to permit RW Power to) transfer, either directly or indirectly, all or substantially all of the assets of the Facility or the rights to the site on which the Facility is located, whether or not as an intact electrical generating facility, to any person or entity unless such person or entity shall provide a covenant expressly for the benefit of Virginia
Power to be bound by and liable for breaches of this Agreement; provided, however, that the foregoing prohibition shall not apply to any sales of one or more pieces of equipment constituting the Facility so long as such items are removed from the site on which the Facility is located.

	(f)	In any action, suit or proceeding for equitable
relief to enforce the provisions of Article III of this Agreement, RW Power and Ridgewood Trust agree that Virginia
Power will be excused from demonstrating any actual or prospective injury or irreparable harm that it otherwise might be required to demonstrate in order to obtain such equitable relief.

ARTICLE IV

	Upon the Effective Date, Virginia Power shall deliver to RW Power the following: (a) a check in the amount of $3,750,000 payable to RW Power and (b) the letter of credit drawn on NatWest Bank N.A. that RW Power delivered to Virginia on or about July 10, 1995 (the "Documents").

	Ridgewood Trust and RW Power acknowledge that Virginia Power's obligation to make the $3,750,000 payment referenced in this Article IV is in consideration of Ridgewood Trust's and RW Power's covenants as stated in Article III above. Further, Virginia Power's obligation to make such $3,750,000 payment is conditioned upon Ridgewood Trust's and RW Power's strict adherence to such covenants. If Ridgewood Trust or RW Power shall breach any such covenant, RW Power shall forfeit all right to such $3,750,000 payment, and RW Power and its general and limited partners who shall receive proceeds or other benefits (cash or otherwise) from such payment, and their successors and assigns, shall be liable to Virginia Power, jointly and severally, for the repayment of such amount to Virginia Power together with interest on such amount from the date of payment through the date of repayment computed at the legal rate of interest in Virginia.

ARTICLE V

	This Agreement shall be binding on the parties and the successors and assigns of each.
ARTICLE VI

	Nothing in this Agreement is intended to convey or create any right or benefit in favor or any person or entity not a party hereto.

ARTICLE VII

	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to conflict of laws provisions. The parties agree that the Circuit Court of the City of Richmond, Virginia (the "Richmond Circuit Court") shall have exclusive jurisdiction to resolve any dispute that may arise hereunder and that the Richmond Circuit Court has personal jurisdiction over the parties for that purpose.




ARTICLE VIII

	This Agreement states the entire agreement of the parties with respect to its subject matter and supersedes any prior or contemporaneous understandings or agreements with respect to such subject matter. The prior agreement between RW Power and Virginia Power entered into as of December 16, 1996 is hereby cancelled, terminated and abrogated by the mutual agreement of the parties.

ARTICLE IX

	This Agreement may be executed in multiple copies, each of which shall be considered an original.


	In Witness Whereof the parties have caused their duly authorized representatives to sign this Agreement as indicated below, intending to be legally bound by the terms hereof.

Virginia Electric and Power Company [seal]

By:	______________________________

Title:	______________________________


RW Power Partners, L.P. [seal]

By:	______________________________

Title:	______________________________


for and on behalf of Ridgewood Electric Power Trust I


Ridgewood Electric Power Trust I [seal]

By:	/s/Robert E. Swanson________

Title:	President______________